Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Verona Pharma plc Second Amended and Restated 2017 Incentive Award Plan of Verona Pharma Plc of our reports dated February 27, 2025, with respect to the consolidated financial statements of Verona Pharma plc and the effectiveness of internal control over financial reporting of Verona Pharma plc included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 27, 2025